Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned does hereby constitute and appoint George R. Aylward, Jr., Nancy G. Curtiss, Kevin J. Carr, Randy K. Rutherford and Colleen R. Diver, and each individually, as his or her true and lawful attorney-in-fact and agent, with full power and authority of substitution and re-substitution, to execute, file and deliver any and all instruments, and to do any and all acts and things, which said attorneys-in-fact and agents, or any of them, deem advisable to enable Virtus Investment Partners, Inc. (the “Company”) to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her respective capacity as a director or officer, or both, of the Company, to a Registration Statement on Form S-8 relating to the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan and the Virtus Investment Partners, Inc. Excess Investment Plan, any amendments, post-effective amendments or supplements thereto, any prospectus or other document or instrument related to such Registration Statement, and any amendments, supplements or revisions to such prospectus, document or instrument; and each of the undersigned does hereby fully ratify and confirm all that said attorneys-in-fact and agents, or any of them, or the substitute of any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of December 19, 2008.

Signature	Title
President, Chief Executive Officer and Director
/s/ George R. Aylward, Jr.	(Principal Executive Officer)
George R. Aylward, Jr.

Chief Financial Officer
/s/ Michael A. Angerthal	(Principal Financial Officer and
Michael A. Angerthal	Principal Accounting Officer)